Exhibit 99.1

February 15, 2018

Gardner Denver Reports Strong Fourth Quarter and Full Year 2017 Results

FOURTH QUARTER 2017 HIGHLIGHTS

•	Revenues of $665 million increased 15% over the prior year, supported by strong double-digit order growth across all three segments

•	Reported net income of $143.8 million compared to a prior year net loss of $4.3 million

•	Adjusted EBITDA of $172.6 million grew 16% over the prior year, reflecting a margin of 26.0%, an improvement of 30 basis points

•	Free cash flow of $96.2 million increased 213% over the prior year

•	Acquired Runtech Systems in February 2018 for approximately $93 million, strengthening the Industrials segment product offering

FULL YEAR 2017 HIGHLIGHTS

•	Revenues of $2.375 billion increased 22% over the prior year driven by market growth and penetration of new products, most notably in the Industrials and Energy segments

•	Reported net income of $18.5 million compared to a prior year net loss of $31.3 million

•	Adjusted EBITDA of $561.5 million grew 40% over the prior year, reflecting a margin of 23.6%, an improvement of 290 basis points

•	Free cash flow of $143.7 million increased 58% over the prior year

•	Net debt to Adjusted EBITDA leverage ratio of 2.9x, a decline of 130 basis points from the time of the IPO

2018 OUTLOOK

•	Full year 2018 Adjusted EBITDA expected to be $650 to $670 million

Milwaukee, WI (February 15, 2018) -- Gardner Denver Holdings, Inc. (NYSE: GDI) announced today fourth quarter revenues of $665.0 million, up 15% compared to the prior year and an 11% increase excluding the impact of foreign currency (“FX”).

Net income in the quarter was $143.8 million, or $0.69 per share based on share count of 209.3 million, compared to a prior year net loss of $4.3 million, or a $0.07 loss per share based on share count of 148.7 million. Adjusted net income increased 51% to $100.1 million, or $0.48 per share, compared to $66.4 million, or $0.44 per share, in the prior year. Adjusted EBITDA was $172.6 million, up 16% compared to the prior year. Adjusted EBITDA as a percentage of revenues expanded 30 basis points to 26.0% as compared to 25.7% in the prior year. The margin expansion versus prior year was driven by volume gains and operational improvements within the Energy and Industrials segments, partially offset by a decline in Medical margins due to the prior year impact of a price surcharge as part of the previously disclosed dual sourcing customer transition.

In the fourth quarter, Gardner Denver generated $116.6 million of cash flow from operating activities and invested $20.4 million in capital expenditures, resulting in free cash flow of $96.2 million, up 213% compared to the prior year. Fourth quarter net debt to Adjusted EBITDA leverage improved to 2.9x from 3.2x as compared to the third quarter of 2017 largely due to the improved Adjusted EBITDA performance over the past year as well as increased cash generation. This is within our targeted mid-term leverage range of 2.5x to 3.0x.

Total year revenues for 2017 were $2.375 billion, up 22% compared to the prior year and a 21% increase excluding the impact of FX. Net income for the year was $18.5 million, or $0.10 per share based on share count of 188.4 million compared to a prior year net loss of $31.3, or a $0.25 loss per share based on share count of 149.2 million. Adjusted net income increased 87% to $249.3 million, or $1.32 per share, compared to $133.6 million, or $0.88 per share, in the prior year. Adjusted EBITDA was $561.5 million, up 40% compared to the prior year. Adjusted EBITDA as a percentage of revenues expanded 290 basis points to 23.6% as compared to 20.7% in the prior year. Gardner Denver generated $200.5 million of cash flow from operating activities in the year and invested $56.8 million in capital expenditures, resulting in free cash flow of $143.7 million, up 58% compared to prior year.

Runtech Systems Acquisition

Gardner Denver announced on February 14, 2018 the acquisition of privately-held Runtech Systems for approximately $93 million, funded by cash on hand. Based in Kolho, Finland, Runtech is a market-leading global manufacturer of environmentally-friendly and energy-efficient turbo blowers and vacuum systems for use in a variety of process-oriented industrial end markets. Runtech will be part of the company’s Industrials segment.

Business Trends and Outlook

“2017 was a landmark year for Gardner Denver as we completed our IPO and returned to the public markets while continuing to successfully execute on our simple, yet focused strategy of building talent across the organization, expanding margins, accelerating growth, and effectively allocating capital,” said Vicente Reynal, Chief Executive Officer. “Our success is evident in our solid financial results. We increased revenues by over 20%, grew Adjusted EBITDA margins by 290 basis points and increased free cash flow by 58% compared to the prior year. As a result, we reduced our leverage position by 130 basis points during the course of the year to 2.9x and expect further meaningful improvement in 2018. In addition, we have now closed on two attractive and strategic acquisitions in our Industrials segment, LeRoi Compressors and Runtech Systems,” added Reynal. “We enter 2018 with strong business momentum as all three segments had order growth of 20% or higher in the fourth quarter, which we believe demonstrates the continued penetration of our new products. I would like to thank the entire Gardner Denver team for their efforts in making 2017 a highly successful year and continuing to build a strong foundation for future profitable growth.”

Fourth quarter 2017 performance:

Industrials

-	Orders of $319.2 million, up 25% compared to the prior year, and up 20% excluding the impact of FX

-	Revenues of $311.7 million, up 12% compared to the prior year, and up 7% excluding the impact of FX

-	Segment Adjusted EBITDA of $69.0 million, up 12% from $61.4 million in the prior year

-	Segment Adjusted EBITDA margin of 22.1%, up 10 basis points from 22.0% in the prior year

Energy

-	Orders of $281.2 million, up 62% compared to the prior year, and up 58% excluding the impact of FX

-	Revenues of $295.1 million, up 22% compared to the prior year, and up 18% excluding the impact of FX

-	Segment Adjusted EBITDA of $96.9 million, up 32% from $73.5 million in the prior year

-	Segment Adjusted EBITDA margin of 32.8%, up 250 basis points from 30.3% in the prior year

Medical

-	Orders of $66.8 million, up 29% compared to the prior year, and up 23% excluding the impact of FX

-	Revenues of $58.2 million, up 3% compared to the prior year, and down 1% excluding the impact of FX

-	Segment Adjusted EBITDA of $15.5 million, down 10% from $17.2 million in the prior year

-	Segment Adjusted EBITDA margin of 26.6%, down 380 basis points from 30.4% in the prior year

2018 Guidance

“Looking forward to 2018, our strategy will remain consistent as we build upon the successes of 2017,” stated Reynal. “We are introducing full year 2018 guidance for Adjusted EBITDA of $650 million to $670 million which includes the impact of the recently announced Runtech acquisition. In addition, we expect net debt to Adjusted EBITDA leverage to be in the range of 2.1x to 2.3x by the end of 2018, excluding the impact of any potential future acquisitions. We believe our continued focus on commercial execution combined with a disciplined approach to operational excellence and capital allocation will continue to deliver solid results in 2018 and drive long-term value creation for our shareholders.”

Conference Call

Gardner Denver will broadcast a conference call to discuss results for the fourth quarter of 2017 on Friday, February 16, 2017 at 8:00 a.m. Eastern time (7:00 a.m. Central time) through a live webcast. This webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investors section on the Gardner Denver website at http://investors.gardnerdenver.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the "2018 Outlook” and “2018 Guidance" sections of this press release. You can identify these forward-looking statements by the use of words such as "outlook," “guidance,” "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including macroeconomic factors beyond the Company’s control, risks of doing business outside the United States, the Company’s dependence on the level of activity in the energy industry, potential governmental regulations restricting the use of hydraulic fracturing, raw material costs and availability, the risk of a loss or reduction of business with key customers or consolidation or the vertical integration of the Company’s customer base, loss of or disruption in the Company’s distribution network, the risk that ongoing and expected restructuring plans may not be as effective as the Company anticipates, and the Company’s substantial indebtedness. Additional factors that could cause Gardner Denver’s results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" in our most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Gardner Denver

Gardner Denver (NYSE: GDI) is a leading global provider of mission-critical flow control and compression equipment and associated aftermarket parts, consumables and services, which it sells across multiple attractive end-markets within the industrial, energy and medical industries. Its broad and complete range of compressor, pump, vacuum and blower products and services, along with its application expertise and over 155 years of engineering heritage, allows Gardner Denver to provide differentiated product and service offerings for its customers' specific uses. Gardner Denver supports its customers through its global geographic footprint of 39 key manufacturing facilities, more than 30 complementary service and repair centers across six continents, and approximately 6,500 employees world-wide.

Gardner Denver uses its website www.gardnerdenver.com as a channel of distribution of Company information. Financial and other important information regarding the Company is routinely accessible through and posted on its website. Accordingly, investors should monitor Gardner Denver’s website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive e-mail alerts and other information about Gardner Denver when you enroll your e-mail address by visiting the “Email Alerts” section of Gardner Denver’s website at
http://investors.gardnerdenver.com.

Contact

Gardner Denver Holdings, Inc.
Investor Relations Contact
Vikram Kini
(414) 212-4753
vikram.kini@gardnerdenver.com

Non-U.S. GAAP Measures of Financial Performance

In addition to consolidated GAAP financial measures, Gardner Denver reviews various non-GAAP financial measures, including “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Diluted EPS” and “Free Cash Flow.”

Gardner Denver believes Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS are helpful supplemental measures to assist management and investors in evaluating the Company’s operating results as they exclude certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of Gardner Denver’s business. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. Adjusted Net Income is defined as net income (loss) including interest, depreciation and amortization of non-acquisition related intangible assets and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions. Gardner Denver believes that the adjustments applied in presenting Adjusted EBITDA and Adjusted Net Income are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the Company does not expect to continue at the same level in the future. Adjusted Diluted EPS is defined as Adjusted Net Income divided by Adjusted Diluted Average Shares Outstanding.

Gardner Denver uses Free Cash Flow to review the liquidity of its operations. Gardner Denver measures Free Cash Flow as cash flows from operating activities less capital expenditures. Gardner Denver believes Free Cash Flow is a useful supplemental financial measure for management and investors in assessing the Company’s ability to pursue business opportunities and investments and to service its debt. Free Cash Flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities.

Management and Gardner Denver’s board of directors regularly use these measures as tools in evaluating the Company’s operating and financial performance and in establishing discretionary annual compensation. Such measures are provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP. In addition, Gardner Denver believes that Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.

Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow should not be considered as alternatives to net income (loss), diluted earnings per share or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing Gardner Denver’s results as reported under GAAP.

Reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow to their most comparable U.S. GAAP financial metrics for historical periods are presented in the tables below.

Reconciliations of non-GAAP measures related to full year 2018 guidance have not been provided due to the unreasonable efforts it would take to provide such reconciliations.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	For the Three Month period ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues	$665.0	$577.7	$2,375.4	$1,939.4
Cost of sales	411.5	355.6	1,477.5	1,222.7
Gross Profit	253.5	222.1	897.9	716.7
Selling and administrative expenses	107.5	104.0	446.6	414.3
Amortization of intangible assets	31.3	33.4	118.9	124.2
Impairment of other intangible assets	1.6	23.8	1.6	25.3
Other operating expense, net	35.4	22.4	222.1	48.6
Operating Income	77.7	38.5	108.7	104.3
Interest expense	25.2	41.6	140.7	170.3
Loss on extinguishment of debt	-	-	84.5	-
Other income, net	(1.2)	(0.1)	(3.8)	(2.8)
Income (Loss) Before Income Taxes	53.7	(3.0)	(112.7)	(63.2)
(Benefit) provision for income taxes	(90.1)	1.3	(131.2)	(31.9)
Net Income (Loss)	143.8	(4.3)	18.5	(31.3)
Less: Net income attributable to noncontrolling interests	-	5.9	0.1	5.3
Net Income (Loss) Attributable to Gardner Denver Holdings, Inc.	$143.8	$(10.2)	$18.4	$(36.6)
Basic earnings (loss) per share	$0.71	$(0.07)	$0.10	$(0.25)
Diluted earnings (loss) per share	$0.69	$(0.07)	$0.10	$(0.25)

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share amounts)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$393.3	$255.8
Accounts receivable, net of allowance for doubtful accounts of $18.7 and $18.7, respectively	536.3	441.6
Inventories	494.5	443.9
Other current assets	39.5	47.2
Total current assets	1,463.6	1,188.5
Property, plant and equipment, net of accumulated depreciation of $203.8 and $146.1, respectively	363.2	358.4
Goodwill	1,227.6	1,154.7
Other intangible assets, net	1,431.2	1,469.9
Deferred tax assets	1.0	1.4
Other assets	134.6	143.1
Total assets	$4,621.2	$4,316.0
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$20.9	$24.5
Accounts payable	269.7	214.9
Accrued liabilities	271.2	258.5
Total current liabilities	561.8	497.9
Long-term debt, less current maturities	2,019.3	2,753.8
Pensions and other postretirement benefits	99.8	122.7
Deferred income taxes	237.5	487.6
Other liabilities	226.0	182.2
Total liabilities	3,144.4	4,044.2
Stockholders' equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 198,377,237 and 150,552,360 shares issued at December 31, 2017 and December 31, 2016, respectively	2.0	1.5
Capital in excess of par value	2,275.4	1,222.4
Accumulated deficit	(577.8)	(596.2)
Accumulated other comprehensive loss	(199.8)	(342.4)
Treasury stock at cost; 2,159,266 and 1,897,454 shares at December 31, 2017 and 2016, respectively	(23.0)	(19.4)
Total Gardner Denver Holdings, Inc. stockholders' equity	1,476.8	265.9
Noncontrolling interests	-	5.9
Total stockholders' equity	1,476.8	271.8
Total liabilities and stockholders' equity	$4,621.2	$4,316.0

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2017	2016

Cash Flows From Operating Activities:
Net income (loss)	$18.5	$(31.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	118.9	124.2
Depreciation in cost of sales	46.6	41.1
Depreciation in selling and administrative expenses	8.3	7.4
Impairment of goodwill and other intangible assets	1.6	25.3
Stock-based compensation expense	175.0	-
Foreign currency transaction losses (gains), net	9.3	(5.9)
Net loss (gain) on asset dispositions	0.8	0.1
Loss on extinguishment of debt	84.5	-
Non-cash change in LIFO reserve	2.6	(2.2)
Deferred income taxes	(249.0)	(84.4)
Changes in assets and liabilities:
Receivables	(65.7)	(48.8)
Inventories	(22.7)	23.5
Accounts payable	39.9	58.1
Accrued liabilities	(24.8)	21.2
Other assets and liabilities, net	56.7	37.3
Net cash provided by operating activities	200.5	165.6
Cash Flows From Investing Activities:
Capital expenditures	(56.8)	(74.4)
Net cash paid in business combinations	(18.8)	(18.8)
Net cash received in business divestitures	-	4.9
Proceeds from the termination of derivatives	6.2	-
Disposals of property, plant and equipment	8.6	6.2
Net cash used in investing activities	(60.8)	(82.1)
Cash Flows From Financing Activities:
Principal payments on long-term debt	(2,879.3)	(26.5)
Premium paid on extinguishment of senior notes	(29.7)	-
Proceeds from long-term debt	2,010.7	1.0
Proceeds from the issuance of common stock, net of share issuance costs	893.6	3.3
Purchases of treasury stock	(3.6)	(14.1)
Payments of contingent consideration	-	(4.7)
Payments of debt issuance costs	(4.1)	(1.1)
Purchase of shares from noncontrolling interests	(5.2)	-
Other	0.2	(0.9)
Net cash used in financing activities	(17.4)	(43.0)
Effect of exchange rate changes on cash and cash equivalents	15.2	(13.0)
Increase in cash and cash equivalents	137.5	27.5
Cash and cash equivalents, beginning of year	255.8	228.3
Cash and cash equivalents, end of year	$393.3	$255.8

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(Dollars in millions, except per share amounts)
(Unaudited)

	For the Three		For the
	Month Period Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Income (Loss)	$143.8	$(4.3)	$18.5	$(31.3)
Basic Earnings (Loss) Per Share (As Reported)[1,2]	$0.71	$(0.07)	$0.10	$(0.25)
Diluted Earnings (Loss) Per Share (As Reported)[1,2]	$0.69	$(0.07)	$0.10	$(0.25)
Plus:
(Benefit) provision for income taxes	(90.1)	1.3	(131.2)	(31.9)
Amortization of acquisition related intangible assets	27.3	27.4	107.7	110.6
Impairment of goodwill and other intangible assets	1.6	23.8	1.6	25.3
Sponsor fees and expenses	-	1.0	17.3	4.8
Restructuring and related business transformation costs	4.2	32.5	24.7	78.7
Acquisition related expenses and non-cash charges	1.0	0.6	4.1	4.3
Environmental remediation loss reserve	-	5.6	0.9	5.6
Expenses related to public stock offerings	0.5	-	4.1	-
Establish public company financial reporting compliance	0.9	0.1	8.1	0.2
Stock-based compensation	28.2	-	194.2	-
Loss on extinguishment of debt	-	-	84.5	-
Foreign currency transaction losses (gains), net	3.0	(3.3)	9.3	(5.9)
Other adjustments	7.5	3.5	10.9	7.9
Minus:
Income tax provision, as adjusted	27.8	21.8	105.4	34.7
Adjusted Net Income	$100.1	$66.4	$249.3	$133.6
Adjusted Basic Earnings Per Share[2]	$0.50	$0.45	$1.37	$0.90
Adjusted Diluted Earnings Per Share[2,4]	$0.48	$0.44	$1.32	$0.88

Average shares outstanding:
Basic, as reported	201.4	148.7	182.2	149.2
Diluted, as reported[3]	209.3	148.7	188.4	149.2
Adjusted diluted[4]	209.3	151.9	188.4	151.0

1 Basic and diluted earnings per share (as reported) are calculated by dividing net income (loss) attributable to Gardner Denver Holdings, Inc. by the basic and diluted average shares outstanding for the respective periods.
2 Basic and diluted earnings per share (as reported) and adjusted basic and diluted earnings per share for the three month and years ended December 31, 2017 and 2016 are not comparable due to the significant change in capital structure as a result of the initial public offering in May of 2017.
3 Due to net losses in certain periods shown, basic and diluted average shares outstanding are the same in those periods.
4 Adjusted diluted share count and adjusted diluted earnings per share include incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA AND ADJUSTED NET INCOME AND CASH FLOWS - OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in millions)
(Unaudited)

	For the Three		For the
	Month Period Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Income (Loss)	$143.8	$(4.3)	$18.5	$(31.3)
Plus:
Interest expense	25.2	41.6	140.7	170.3
(Benefit) provision for income taxes	(90.1)	1.3	(131.2)	(31.9)
Depreciation expense	15.5	12.5	54.9	48.5
Amortization expense	31.3	33.4	118.9	124.2
Impairment of goodwill and other intangible assets	1.6	23.8	1.6	25.3
Sponsor fees and expenses	-	1.0	17.3	4.8
Restructuring and related business transformation costs	4.2	32.5	24.7	78.7
Acquisition related expenses and non-cash charges	1.0	0.6	4.1	4.3
Environmental remediation loss reserve	-	5.6	0.9	5.6
Expenses related to public stock offerings	0.5	-	4.1	-
Establish public company financial reporting compliance	0.9	0.1	8.1	0.2
Stock-based compensation	28.2	-	194.2	-
Loss on extinguishment of debt	-	-	84.5	-
Foreign currency transaction losses (gains), net	3.0	(3.3)	9.3	(5.9)
Other adjustments	7.5	3.5	10.9	7.9
Adjusted EBITDA	$172.6	$148.3	$561.5	$400.7
Minus:
Interest expense	25.2	41.6	140.7	170.3
Income tax provision, as adjusted	27.8	21.8	105.4	34.7
Depreciation expense	15.5	12.5	54.9	48.5
Amortization of non-acquisition related intangible assets	4.0	6.0	11.2	13.6
Adjusted Net Income	$100.1	$66.4	$249.3	$133.6
Free Cash Flow
Cash flows - operating activities	116.6	58.8	200.5	165.6
Minus:
Capital expenditures	20.4	28.1	56.8	74.4
Free Cash Flow	$96.2	$30.7	$143.7	$91.2

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF SEGMENT ADJUSTED EBITDA TO INCOME (LOSS) BEFORE INCOME TAXES
(Dollars in millions)
(Unaudited)

	For the Three		For the
	Month Period Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue
Industrials	$311.7	$278.7	$1,130.7	$1,082.3
Energy	295.1	242.6	1,014.5	628.4
Medical	58.2	56.4	230.2	228.7
Total Revenue	$665.0	$577.7	$2,375.4	$1,939.4
Segment Adjusted EBITDA
Industrials	$69.0	$61.4	$242.7	$217.6
Energy	96.9	73.6	296.1	143.8
Medical	15.5	17.2	62.4	61.9
Total Segment Adjusted EBITDA	$181.4	$152.2	$601.2	$423.3
Less items to reconcile Segment Adjusted EBITDA to
Income (Loss) Before Income Taxes:
Corporate expenses not allocated to segments	$8.8	$3.9	$39.7	$22.6
Interest expense	25.2	41.6	140.7	170.3
Depreciation and amortization expense	46.8	45.9	173.8	172.7
Impairment of goodwill and other intangible assets	1.6	23.8	1.6	25.3
Sponsor fees and expenses	-	1.0	17.3	4.8
Restructuring and related business transformation costs	4.2	32.5	24.7	78.7
Acquisition related expenses and non-cash charges	1.0	0.6	4.1	4.3
Environmental remediation loss reserve	-	5.6	0.9	5.6
Expenses related to public stock offerings	0.5	-	4.1	-
Establish public company financial reporting compliance	0.9	0.1	8.1	0.2
Stock-based compensation	28.2	-	194.2	-
Loss on extinguishment of debt	-	-	84.5	-
Foreign currency transaction losses (gains), net	3.0	(3.3)	9.3	(5.9)
Other adjustments	7.5	3.5	10.9	7.9
Income (Loss) Before Income Taxes	$53.7	$(3.0)	$(112.7)	$(63.2)